Exhibit 10.1

EMPLOYMENT AGREEMENT

AMENDMENT ONE

This Amendment One (this “Amendment”) to the Employment Agreement dated August 5, 2003 (the “Agreement”) is entered into as of December 2, 2004, by and between Jeffrey Stiefler (the “Executive”) and Digital Insight Corporation, a Delaware corporation (the “Company”).

RECITALS

The Company desires that the Executive continue to be employed by the Company in the capacities described in the Agreement as amended herein, on the terms and conditions set forth in the Agreement as amended herein, and the Executive is willing to continue such employment on such terms and conditions.

AGREEMENT

The Executive and the Company agree that Section 3.3 of the Agreement is hereby replaced in its entirety and amended to read as follows:

3.3	Annual Bonus. While employed hereunder, the Executive shall be considered for an annual incentive bonus (“Annual Bonus”) that is targeted to be equal to 80% of his annual Base Salary, with a maximum bonus opportunity of 100% of annual Base Salary, based upon the achievement of performance objectives established by the Board or the compensation committee of the Board (the “Compensation Committee”).

Except as expressly modified herein, all other terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement. This Amendment may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment One to the Employment Agreement as of the date first above written.

THE COMPANY

Digital Insight Corporation,
a Delaware corporation

By:	/s/ Henry DeNero
Henry DeNero, Chairman, Compensation Committee

THE EXECUTIVE

/s/ Jeffrey Stiefler
Jeffrey Stiefler